Exhibit 99.1

“Someone is sitting in the shade today because long ago, someone planted a tree."
- Warren Buffett

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Dear Friends and Shareholders,

One of the wonderful things about working so closely with Warren Buffett is that we get exposed to his wisdom first hand and have the privilege to share it in our animated series for kids, Warren Buffett’s Secret Millionaires Club.

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Today, we stand at the fountainhead of huge value creation and the numbers just released in today’s 10Q will show that. In Warren Buffett vernacular, we have planted trees and we are now seeing them beginning to sprout.

•	Receivables are up approximately $150,000 or 70% from December 31, 2014, the highest amount in any quarter since our 2013 merger.
•	Production assets are up by approximately $180,000 or 59% compared to December 31, 2014.
•	Revenues are up by approximately $120,000 or 68% from the first quarter of 2014.
•	Other Income is up $90,000 – 267% from the first quarter of 2014.
•	Gross Profit is up by approximately $250,000 or 619% compared to the first quarter of 2014 reflecting the lower costs related to direct product sales against a larger and more diverse revenue base.

Meanwhile, cash is down by only approximately $340,000 or (8%). This is the smallest decrease in cash in any quarter since the merger and is a result of the various payments beginning to flow from the worldwide advances we are bringing in from our brands, and which we are only just beginning to deliver to the marketplace, which are offsetting our production expenditures and operating overhead.

Advances are up, because we received $750,000 from Sony. Though it is recorded as a liability, it is an advance against duplication fees for DVDs and CDs, which we expect Sony to earn out, and important to note, we believe reflects their belief in our brands and business.

Accounts payable are up by approximately $100,000 or 31%. This reflects that our expenses have remained constant, and our payables increased, ergo FREE increased financing and INTEREST FREE increase to our working capital. Cost of debt is high, so we are utilizing relationships and credit arrangements with vendors to provide us capital at a much more favorable rate than the market.

In fact this has been so successful, that we have canceled our credit facility with Sun Trust, without ever having drawn upon it. We simply haven’t needed it, and we remain 100% free of any institutional debt or borrowing.

Net Loss decreased by approximately $220,000 or (26%) compared to the first quarter of 2014 and reflects the continuing positive economics of the company, as we continue to execute on our business plan and look to the 4th quarter of this year (more later on this!).

Our operating expenses rose by only approximately $120,000 compared to the first quarter of 2014. This is a modest rise, when one considers that we have materially added to our sales and marketing team, as we gear up to launch new series and retail initiatives all coming to market this September. (e.g. we have hired a very talented senior digital producer from Disney, Jason Brumbaugh, to develop games, apps, and viral digital marketing experiences as we bring Baby Genius, Thomas Edison’s Secret Lab, andWarren Buffett’s Secret Millionaires Club to media and retail, all this September.)

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Good Will: No impairment. This means that our auditors having previously examined the revenue forecast we have for our properties at December 31, 2014 and measured them against our operations, agreed with us that those forecasts are solid and should not be written down or diminished.

Now let me get to the exciting stuff!

We are moving forward toward the perfect storm of value creation.

This September we will see the convergence of 4 significant events for our company.

1. THE LAUNCH OF BABY GENIUS RETAIL PRODUCTS THROUGH AMAZON.

2. THE LAUNCH OF SECRET MILLIONAIRES CLUB RETAIL PRODUCTS THROUGH BARNES & NOBLE.

a. Our key licensee, Downtown Books, has done an amazing job to create products that are innovative and downright exciting for kids. Imagine a kid’s First business kit, which has a credit card reader in it from Square that attaches to their smart phone. Well, this one does!!

3. THE LAUNCH OF THOMAS EDISON’S SECRET LAB CONCURRENTLY ON THE PBS STATIONS THROUGH APT/COMCASTS’ KID GENIUS CARTOON CHANNEL/N CIRCLE HOME ENTERTAINMENT. This will be preceded by a broad campaign of games and apps for smartphones and desktop for the brand, complimented by our (just announced today) spectacular master toy licensee, Wicked Cool Toys (and what an amazingly hot, innovative, and successful group WCT is!!) They are going to knock it out of the park with super cool science kits, compounds under the Kaflooyee sub brand, and all kinds of cool cool cool science based stuff.

4. THE LAUNCH OF OUR NEW VOD CHANNEL THROUGH COMCAST, “KID GENIUS CARTOON CHANNEL”. This channel will be in 20 million U.S. TV households to start. We will not only promote our own brands, but will license a carefully curated lineup of other properties consistent with our “moat”….CONTENT WITH A PURPOSE. In fact, it is that moat which will fuel the appetite for the channel with parents who will know that it is safe, and positive value programming, with a lower commercial load than any other commercial television. (3 minutes per half hour vs 6 minutes elsewhere). We are talking to important advertisers such as General Mills, from whom we will be acquiring content, and having their commercials running on the channel. Speaking of commercials, our channel has 3 independent value drivers:

•	Commercials
•	Promotion of our owned brands, which generally translates into increased retail sales of our licensed product=royalty income.
•	Enterprise value of the channel itself.

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We have a robust slate following all of these events into 2016 as well, which will be first promoted at the International Licensing Show in Las Vegas, June 9-11.

These include the hit toddler publishing property LLAMA LLAMA (over 10 million books sold) and the super super cool, upcoming SPACE CHYX!! (working title)

(see below a sneak peek of our Licensing Show launch campaign)

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My favorite example of how all of this relates to our business is 3 words:

Nothing illustrated better the essence of our business than Tom and Jerry. Produce great content. Make it timeless. Make it for the global marketplace. Make it merchandisable. The animated cartoons we are producing at Genius Brands are designed to fit each of these tests…AND to work on all the digital distribution platforms of today.

Tom and Jerry was produced beginning in 1939 and up to the 1960s. There were about 165 of these 6 minute average cartoons. It was created by Bill Hanna and Joe Barbera, my first bosses and mentors. My guess is that the total production costs over the years were about $1.65 million dollars. I don’t know how much total it has earned, since its ownership went from MGM to Turner to Warner Brothers, today. My guess though is that it has been well over 100 times that amount, and the value of it today is probably far more than even that amount. TOM AND JERRY CONTINUES TO WORK AND IS AS SUCCESSFUL TODAY AS IT WAS WHEN IT FIRST LAUNCHED. It earns money being licensed to global TV broadcasters; to digital outlets like Netflix and Amazon and Hulu, to home entertainment companies, to music performance societies, to consumer products and merchandise of all kinds, worldwide.

AT GENIUS BRANDS TODAY, THAT IS EXACTLY WHAT WE ARE DOING AND HOW WE ARE CREATING VALUE FOR OUR SHAREHOLDERS. We are not making reality shows. We are not making sitcoms or TV dramas. We are not making game shows. We are doing one thing. We are making timeless animated cartoons for kids which can be licensed as entertainment worldwide and licensed as consumer products worldwide. What technology comes and goes doesn’t matter. Whatever the platform- quality, wholesome timeless entertainment lives on. It is a wonderful business.

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"Time is the friend of the wonderful business, the enemy of the mediocre."
- Warren Buffett

As I said at the beginning, we believe we are at the fountainhead of huge value creation. We are grateful to you, our shareholders and investors, who have placed their faith in us at Genius Brands International. We have worked very hard to merit that faith and I pledge that will never stop.

We are currently planning to uplist from the OTC exchange to NASDAQ in September. Our application is in and we are diligently at work to fulfill all the requirements. We simply couldn’t be more excited about the future.

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.

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